Filed pursuant to Rule 433
Dated April 18, 2016

Relating to
Pricing Supplement No. 894 dated April 18, 2016 to
 Registration Statement No. 333-200365
Global Medium-Term Notes, Series F

Fixed Rate Senior Notes Due 2021
Floating Rate Senior Notes Due 2021

Fixed Rate Senior Notes Due 2021
Issuer:	Morgan Stanley
Principal Amount:	$2,500,000,000
Maturity Date:	April 21, 2021
Trade Date:	April 18, 2016
Original Issue Date (Settlement):	April 21, 2016 (T+3)
Interest Accrual Date:	April 21, 2016
Issue Price (Price to Public):	99.664%
Agents’ Commission:	0.35%
All-in Price:	99.314%
Net Proceeds to Issuer:	$2,482,850,000
Interest Rate:	2.500% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each April 21 and October 21, commencing October 21, 2016
Day Count Convention:	30/360
Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746B EA0
ISIN:	US61746BEA08
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Floating Rate Senior Notes Due 2021
Issuer:	Morgan Stanley
Principal Amount:	$1,000,000,000
Maturity Date:	April 21, 2021
Trade Date:	April 18, 2016
Original Issue Date (Settlement):	April 21, 2016 (T+3)
Interest Accrual Date:	April 21, 2016
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.35%
All-in Price:	99.65%
Net Proceeds to Issuer:	$996,500,000
Base Rate:	LIBOR
Spread (plus or minus):	Plus 1.40%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 21, April 21, July 21 and October 21, commencing July 21, 2016
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 1.40% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Initial Interest Reset Date:	July 21, 2016
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746B EB8
ISIN:	US61746BEB80
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated November 19, 2014
Prospectus Dated February 16, 2016

References in the Prospectus Supplement to the Prospectus dated November 19, 2014 shall refer to the Prospectus dated February 16, 2016.